Exhibit 99.1

FS Bancorp, Inc.  celebrates 10 years as a NASDAQ listed company with a $0.10 special cash dividend and the approval of an additional $10 million share repurchase plan
Mountlake Terrace, WA - April 6, 2022 - To celebrate ten years as a NASDAQ listed company, the Board of Directors (“Board”) of FS Bancorp, Inc. (“FSBW”), the holding company for 1st Security Bank of Washington, today announced a 10 cent ($0.10) per share special cash dividend.  This special dividend in addition to our regular quarterly cash dividend of 20 cents ($0.20) per share will be paid to shareholders of record as of May 12, 2022, and payable on May 26, 2022.
CEO Joe Adams noted, “We are proud of our continued strong performance which we believe demonstrates that a great company culture can lead to outstanding financial results.”
At the same Board meeting, FSBW’s Board of Directors approved an additional $10 million in share repurchases.  The new share repurchase authorization supplements the current share repurchase plan approved in August 2021 that has $3.8 million remaining for repurchases.
The special dividend and increased share repurchase plan are a result of our strong 2021 financial performance which includes the following metrics:
- Earnings per diluted share of $4.32 per share in 2021
- Return on Average Equity of 15.74% in 2021
- Return on Average Assets of 1.71% in 2021
- Continued dividend increases since 2013, including a 33% annual increase in 2021 from 2020
- 524,353 shares repurchased in 2021
- Growth in Book Value to $30.75 per share as of December 31, 2021, from $27.67 as of December 31, 2020
FSBW’s strong financial metrics combined with our commitment to building a positive company culture led Bank Director Magazine, in its 2022 Ranking Banking study, to nationally recognize FSBW as the # 1 Community Bank with assets under $5 billion, and the #1 Leadership Team for all banks examined, regardless of size.

About FS Bancorp, Inc.
FS Bancorp, Inc., the holding company for 1st Security Bank of Washington, member FDIC and Equal Housing Lender, provides loan and deposit services to customers at its twenty-one branches, and mortgage services at each branch as well as lending offices in the greater Puget Sound area, the Tri-Cities and our newest lending office in Vancouver, WA. FS Bancorp, Inc., a Washington corporation, is the holding company for the Bank.

MEDIA CONTACTS
Donna Jacobson
VP, Director of Marketing, 1st Security Bank
P: 425.697.8086
E: donna.jacobson@fsbwa.com

Joe Adams
CEO, 1st Security Bank
P: 425.697.8048
E: joea@fsbwa.com

Matt Mullet
CFO, 1st Security Bank
P: 425.697.8026
E: mattm@fsbwa.com